Exhibit 10.34

Amendment to Employment Agreement Dated December 17, 1999

Amendment is effective as of Monday, August 5th, 2002 between ProFlowers (Company) and Abe Wynperle (Executive).

The Company and Executive desire to amend certain terms and conditions set forth in the original Agreement Dated December 17, 1999.

The following are the amendments to the original agreement. Outside of the listed changes below, all other aspects contained within each section of the original agreement will remain unchanged.

Amendments:

1)	Section 1.4.1. Base Salary.

Effective August 5, 2002, Base Salary at the annual rate will be adjusted to Two Hundred Fifty Thousand Dollars ($250,000).

2)	Section 1.4.2. Variable Compensation.

Eligible to receive an annual performance bonus having a target percentage up to twenty-five percent (25%) of base salary as approved by the board. You must be employed by ProFlowers on the last day of any applicable fiscal year in order to be eligible to receive a bonus.

3) Section 1.5.2. Termination by Executive for Good Reason.

A)	Eliminate last line in the first paragraph: “The Executive’s right to a Termination for Good Reason shall terminate immediately upon the third (3rd) anniversary of this agreement.”

B)	Eliminate point (e) under 1.5.2: “At any time during the term of the Voting Agreement, Executive is not elected to serve as a Director on Parent’s Board of Directors as a result of failure of one or more parent stockholder who is party to the Voting Agreement to vote his, her or its shares to elect the Executive as a Director of the Parent’s Board of Directors pursuant to the terms of the voting agreement.”

C)	Add in the event Executive terminates his employment for Without Cause or For Good Reason, Executive will provide the company with a 90 calendar day transition period.

4)	Section 1.5.4. Termination Without Cause.

Change sixty (60) calendar business days to sixty (60) calendar days.

I have read this amendment and agree to the terms and conditions described above in addition to the original employment agreement.

7-19-2002	/s/ Abe Wynperle
Dated	Employee Signature